[LETTERHEAD OF SQUIRE, SANDERS & DEMPSEY L.L.P.]

October 2, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     As legal counsel for Amtech Systems, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of 572,300 shares of the common stock, $.01 par value, of Amtech, 129,300 of which may be issued upon exercise of warrants issued July 1, 1997, and September 8, 2000.

     We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the 572,300 shares of common stock, 129,300 of which may be issued upon exercise of the warrants, are duly authorized shares of Amtech's common stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the respective Warrant to Purchase Common Stock, seven of which are dated July 1, 1997, and fourteen of which were issued pursuant to the Stock and Warrant Purchase Agreement dated as of September 8, 2000, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Squire, Sanders & Dempsey L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.